NR10-13

September 14, 2010

CARDERO COMPLETES $1,500,000 INVESTMENT IN
KRIA RESOURCES LTD.

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, NYSE-A: CDY, Frankfurt: CR5) is pleased to announce that it has recently completed a $1,500,000 investment in Kria Resources Ltd. (“Kria”) of Toronto, Ontario.

Kria is a base metal exploration and development company focused on high-quality, advanced-stage base metal assets.  Kria’s primary asset is the Halfmile Lake and Stratmat properties near Bathurst, New Brunswick.  The Halfmile Lake and Stratmat projects are optioned by Kria from Xstrata Canada Corporation, which is currently the largest shareholder of Kria, holding approximately 24.27%.  Kria has approximately 98,518,239 common shares outstanding and is listed on the TSX Venture Exchange under the symbol “KIA”.

Kria completed a preliminary economic assessment (“PEA”) on its Halfmile Lake project in July 2009 that estimated a pre-tax NPV of CAD 139 million (8% discount) and IRR of over 16% based on metal prices of USD 0.80/lb Zn, USD 1.91/lb Cu, USD 0.56/lb Pb and USD 10.59/oz Ag.  A second PEA completed in August 2010 indicated that the project’s economics improve if the mineral resource from Kria’s nearby Stratmat property is combined with the mineral resource from Halfmile Lake.  The combined Halfmile/Stratmat PEA estimated a pre-tax NPV of CAD 254 million (8% discount) and IRR of over 20% based on metal prices of USD 1.03/lb Zn, USD 3.03/lb Cu, USD 0.92/lb Pb and USD 15.08/oz Ag.  Kria also has the Ruttan copper-zinc sulphide project near Leaf Rapids, Manitoba that has an NI 43-101 compliant inferred mineral resource estimate of 19.75 million tonnes grading 1.17% copper and 1.47% zinc using a 1.0% capped copper equivalent cut-off grade.

Please refer to Kria’s technical reports filed on SEDAR for details regarding the NI 43-101 compliant resource estimates on the Halfmile, Stratmat and Ruttan properties.  The prices and other assumptions mentioned in this press release are Kria’s internal assumptions and estimates.  Additional information is available at www.kriaresources.com.

Kria recently completed a $1,500,000 financing, consisting of 15,000,000 units at a price of $0.10 per unit.  Each unit consisted of one common share and one transferable common share purchase warrant, with each warrant being exercisable to acquire one additional common share until July 29, 2012 at an exercise price of $0.20.  Cardero purchased all of the units in the financing.

As a result of this acquisition, Cardero now holds an aggregate of 15,000,000 common shares of Kria, representing approximately 15.22% of the issued and outstanding common shares of Kria.  Assuming the exercise of the 15,000,000 warrants comprised in the units, Cardero would then hold 30,000,000, or approximately 26.42%, of the then issued common shares (assuming no other warrant or option exercises).  Cardero is not acting jointly or in concert with any other persons or companies in connection with such acquisition or the securities of Kria.  Cardero acquired the securities of Kria for investment purposes only, and not for the purpose of influencing control or direction over Kria.  Cardero will, however, review its holdings in Kria from time to time, and may increase or decrease its position as future circumstances dictate.

Cardero has undertaken to the TSX Venture Exchange that it will not exercise any of the warrants, and/or acquire additional securities of Kria from treasury, if, to do so, would result in Cardero holding, after such exercise, a number of common shares of Kria which equals or exceeds twenty percent of the number of common shares of Kria then issued and outstanding, unless the shareholders of Kria (other than Cardero and any of its affiliates or associates) shall have previously approved the shareholding of Cardero in Kria equalling or exceeding twenty percent.

In addition, in the subscription agreement with respect to the private placement, Kria granted to Cardero the right to maintain its percentage equity interest in Kria, on an ongoing basis, provided that such right will terminate if Cardero’s interest falls below 10%.  Under a “top-up” provision, Cardero has the right, twice a year, to carry out a private placement of common shares of Kria to maintain its then current equity ownership percentage in Kria, thereby avoiding dilution as a result of the issuance of common shares by Kria in connection with property payments or warrant or option exercises.  Cardero was also granted a separate right to participate in any equity financings by Kria up to its then pre-financing percentage equity interest.

A copy of the Early Warning Report filed under Part 3 of National Instrument 62-103 with respect to the foregoing acquisition is available upon request to Lawrence W. Talbot, the Vice-President & General Counsel of Cardero, at 604-408-7488.

About Cardero Resource Corp.

Cardero's focus through 2010 is to realise the considerable value it believes is locked in its remaining iron ore assets in the Marcona District of southern Peru, and in Minnesota, USA while continuing to progress its base and precious metal exploration projects in Argentina and Mexico, and aggressively seek out and potentially acquire new advanced stage projects.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the NYSE-Amex (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Steve Stakiw, Manager – Corporate Communications & Investor Relations

Email:  sstakiw@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans and business trends, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Company may produce or plan to produce, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annul Information Form filed with certain Canadian Securities Commissions and annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.